Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - October 2003
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,794.599 units) at September 30, 2003         $ 30,150,062
Additions of 61.155 units on October 31, 2003                          80,022
Redemptions of (151.669) units on October 31, 2003                   (198,462)
Offering Costs                                                        (23,425)
Net Income (Loss) - October 2003                                    1,008,975
                                                                 ------------

Net Asset Value (23,704.085 units) at October 31, 2003           $ 31,017,172
                                                                 ============

Net Asset Value per Unit at October 31, 2003                     $   1,308.52
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $ (1,607,046)
    Change in unrealized                                            1,209,834

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                            1,468,489
  Interest income                                                      22,413
                                                                 ------------

                                                                    1,093,690
                                                                 ------------

Expenses:
  Brokerage fee                                                        80,067
  Performance fee                                                           0
  Operating expenses                                                    4,648
                                                                 ------------

                                                                       84,715
                                                                 ------------

Net Income (Loss) - October 2003                                 $  1,008,975
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on October 31, 2003                     $  1,308.52

Net Asset Value per Unit on September 30, 2003                   $  1,267.10

Unit Value Monthly Gain (Loss) %                                        3.27 %

Fund 2003 calendar YTD Gain (Loss) %                                   16.36 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

A Good Start to the fourth quarter ...

Campbell & Company began the fourth quarter on a strong positive note with good returns from currencies and stock indices supplemented by modest gains from industrial metals.

The continued but orderly decline of the US dollar against the other major currencies provided good trending opportunities during October, but an unexpectedly sharp decline in the Yen at the end of the month took some of the shine off what could have been a really strong month.

On the negative side, currency cross rates, interest rates and energies all resulted in losses confirming that diversification is not always a free lunch. The energy markets were particularly volatile, with natural gas prices whipsawing on shifting weather predictions, while crude oil declined sharply from the high end of its recent trading range.

A surprise in third quarter GDP (+ 7.2% - the best in nineteen years!) lent strong upward momentum to US equities, while an improvement in M&A and IPO activity provided additional positive news for potential recovery. On the negative side, consumer spending opinions remain mixed, while concerns persist about a weak labor market ahead of the US employment numbers in November.

If we can be of assistance, please do not hesitate to call.

Sincerely,

Bruce Cleland
President & CEO